Exhibit 1

Transactions in the Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

FUND 1 INVESTMENTS, LLC

Sale of Common Stock	(1,951,609)	$2.7852[1]	11/18/2025
Purchase of Common Stock	15,783	$2.6686[2]	11/18/2025
Purchase of Common Stock	727,188	$3.0114[3]	11/19/2025
Sale of Common Stock	(1,611,092)	$3.0919[4]	11/19/2025
Purchase of Common Stock	186,662	$2.4899[5]	11/20/2025
Sale of Common Stock	(150,087)	$2.7789[6]	11/20/2025

1 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $2.5824 to $2.9917 per Share. The Reporting Person undertakes to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote.

2 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $2.6153 to $2.6995 per Share. The Reporting Person undertakes to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

3 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $2.9979 to $3.2400 per Share. The Reporting Person undertakes to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

4 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $3.0663 to $3.2231 per Share. The Reporting Person undertakes to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote.

5 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $2.4700 to $3.2146 per Share. The Reporting Person undertakes to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

6 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $2.5029 to $3.0134 per Share. The Reporting Person undertakes to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote.